Exhibit 99.1

Hexion Specialty Chemicals, Inc. 180 East Broad Street Columbus, OH 43215 hexion.com	NEWS RELEASE

FOR IMMEDIATE RELEASE

Hexion Specialty Chemicals Reports First Quarter 2009 Results

COLUMBUS, Ohio – (May 11, 2009) – Hexion Specialty Chemicals, Inc., today reported its results for the first quarter ended March 31, 2009. Results for the first quarter of 2009 include:

•

Revenues of $914 million in the first quarter of 2009 compared to $1.64 billion during the prior year period as the sales decline reflected lower volumes and the contractual pass through of lower raw material prices, which more than offset pricing actions in certain specialty product lines.

•

Operating income of $12 million for the first quarter of 2009 versus operating income of $83 million for the comparable prior year period. The decline in operating income in the current year period primarily reflected lower sales compared to the prior year. First quarter 2009 operating income also benefited from incremental productivity actions and a $21 million decrease in selling, general and administrative (SG&A) costs compared to the first quarter of 2008, as well as the reduction of $30 million in previously accrued expenses associated with the terminated transaction with Huntsman Corporation.

•

Net income attributable to Hexion Specialty Chemicals, Inc. of $116 million for the 2009 quarter versus a net loss of $12 million in the prior year period. First quarter 2009 net income included a $168 million gain from the early extinguishment of debt as Hexion purchased portions of its outstanding debt for amounts less than the face value of the debt securities.

•

Segment EBITDA (earnings before interest, taxes, depreciation and amortization) totaled $61 million in the first quarter of 2009 compared to $154 million during the prior year period. Lower volumes and reduced operating rates negatively impacted first quarter Segment EBITDA. (Note: Segment EBITDA is a non-GAAP financial measure and is defined and reconciled to Net Income later in this release.)

“Our first quarter 2009 sales reflected the pass through of lower raw material costs to our customers, weak demand across many of our markets and the negative impact of customers continuing to carefully manage their inventory levels,” said Craig O. Morrison, Chairman, President and CEO. “First quarter 2009 Segment EBITDA improved sequentially compared to the fourth quarter of 2008, although EBITDA declined versus the prior year due to lower sales and unfavorable operating efficiencies related to lower volumes, offset by our ongoing focus on controlling expenses as productivity actions during the quarter drove cost reductions across all functional areas. In addition, our first quarter 2009 earnings were supported by strong results from our Performance Products segment, which posted record quarterly Segment EBITDA of $25 million primarily due to positive pricing and favorable product mix within our Oilfield products.”

“In response to the economic downturn, we continue to aggressively focus on the items that management can control, such as running our plants as efficiently as possible and continually reassessing our productivity targets. We also continue to focus on cash management, evidenced by working capital improvements in the first quarter of 2009. We were pleased that we were able to reduce our net debt in the first quarter of 2009 by approximately $300 million, including our previously announced repurchase of debt detailed below, while maintaining liquidity in excess of $400 million.”

Productivity and Synergy Update

The Company continued to steadily implement its restructuring actions. In the first quarter of 2009, the Company achieved $22 million in productivity savings, while expanding its targeted productivity initiatives by an additional $53 million.

Hexion expects that it will achieve approximately $125 million in incremental productivity savings during 2009, with the remaining $25 million in targeted productivity actions occurring in 2010. The Company expects to incur $75 million to achieve these savings and will fund these costs through working capital reductions.

“Our cost reduction initiatives are on track and additional measures will be taken as needed to right-size operations to the business environment,” Morrison said.

Segment Results

Following are net sales and Segment EBITDA by reportable segment for the first quarter ended March 31, 2009. Segment EBITDA is defined as EBITDA adjusted to exclude certain non-cash and non-recurring expenses. Segment EBITDA or adjusted EBITDA is the primary performance measure used by the Company to evaluate operating results and allocate resources among segments. Segment EBITDA is also the profitability measure used in management and executive incentive compensation programs. Corporate and Other primarily represents certain corporate, general and administrative expenses that are not allocated to the segments. (Note: Segment EBITDA is a non-GAAP financial measure and is defined and reconciled to Net Income later in this release.)

	Three months ended March 31,
	2009	2008
Net Sales to Unaffiliated Customers(1)(2):
Epoxy and Phenolic Resins	$384	$639
Formaldehyde and Forest Products Resins	266	570
Coatings and Inks	194	332
Performance Products	70	95

	$914	$1,636

Segment EBITDA(2):
Epoxy and Phenolic Resins	$22	$74
Formaldehyde and Forest Products Resins	21	53
Coatings and Inks	1	18
Performance Products	25	22
Corporate and Other	(8)	(13)

(1)	Intersegment sales are not significant and, as such, are eliminated within the selling segment.
(2)	Certain of the Company’s product lines have been realigned, resulting in reclassifications between segments. Prior period balances have been reclassified to conform to current presentations.

Reconciliation of Segment EBITDA to Net income (loss) (Unaudited)

(U.S. Dollars in Millions)

	Three months ended March 31,
	2009	2008
Segment EBITDA:
Epoxy and Phenolic Resins	$22	$74
Formaldehyde and Forest Products Resins	21	53
Coatings and Inks	1	18
Performance Products	25	22
Corporate and Other	(8)	(13)

Reconciliation:
Items not included in Segment EBITDA
Terminated merger and settlement income (expense), net	30	(9)
Integration costs	—	(7)
Non-cash charges	(10)	(6)
Unusual items:
(Losses) gains on divestiture of assets	(3)	7
Business realignments	(16)	(3)
Other	(3)	(7)

Total unusual items	(22)	(3)

Total adjustments	(2)	(25)
Interest expense, net	(64)	(78)
Gain on extinguishment of debt	168	—
Income tax expense	(3)	(11)
Depreciation and amortization	(44)	(52)

Net income (loss) attributable to Hexion Specialty Chemicals, Inc.	116	(12)
Net income attributable to noncontrolling interest	1	1

Net income (loss)	$117	$(11)

Liquidity and Capital Resources

At March 31, 2009, Hexion had $3.571 billion of debt. In addition, at March 31, 2009, Hexion had $410 million in liquidity including $108 million of unrestricted cash and cash equivalents, $220 million of borrowings available under our senior secured revolving credit facilities, and $82 million of borrowings available under additional credit facilities at certain domestic and international subsidiaries and the commitment from certain affiliates of Apollo. At March 31, 2009, the $100 million term loan from affiliates of Apollo was funded and net cash of $63 million was received for the sale of Hexion’s receivables to affiliates of Apollo. In addition, working capital improvements contributed to Hexion’s generation of $157 million of cash from operations in the first quarter of 2009 compared to $18 million in the first quarter of 2008.

Hexion was in compliance at March 31, 2009 with all of the terms of its outstanding indebtedness, including the financial covenants. Although Hexion anticipates that the remainder of 2009 will be challenging, the Company expects to have adequate liquidity to fund its ongoing operations and cash debt service obligations for the foreseeable future from cash flows provided by operating activities, amounts available for borrowings under our credit facilities and amounts available from its parent. Hexion continues to take a number of actions in its efforts to preserve liquidity and improve its cost structure, including:

•

Rationalizing its manufacturing footprint as Hexion either ceased production or announced pending actions at several locations, including: Pleasant Prairie, Wisconsin (closed in January 2009); Columbus, Georgia (closed in January 2009); a UV-cured inks manufacturing/research and development site in Cincinnati, Ohio (closed in April 2009); Tianjin, China, where Hexion plans to close the site by June 2009; Sokolov, The Czech Republic, a dispersions and monomers facility where the Company is restructuring operations; and Maastricht, The Netherlands, where Hexion announced its intent to restructure its adhesives operations, subject to Works Council approvals.

•	Continuing to focus on reducing working capital (defined as accounts receivable and inventories less accounts and drafts payable) in 2009.

•

Reducing discretionary SG&A spending wherever possible, such as travel restrictions, salary actions for non-exempt associates (where allowable), temporarily suspending company matching payments for its 401(k) plan and other personnel-related costs. SG&A expenses were down $21 million, or 20 percent, in the first quarter of 2009 versus the first quarter of 2008.

•	Hexion also continues to investigate the sale of non-core assets to further increase liquidity.

As previously announced, in the first quarter of 2009, Hexion repurchased on the open market $196 million in face value of its outstanding debt securities for $26 million. Of the $196 million in face value of repurchased debt securities, the Company purchased: $92 million in face value of its 9.75% second-priority senior secured notes due 2014; $80 million in face value of its floating rate second-priority senior secured notes due 2014 and $24 million in face value of various unsecured debentures due 2016 and beyond. In addition, after the quarter closed, Hexion purchased $180 million of Hexion LLC outstanding debt for $24 million.

Outlook

“We continue to believe that market conditions will remain challenging in 2009,” Morrison said. “We believe our second quarter 2009 sales and EBITDA will still be well below prior year results and generally in-line with the results achieved in the first quarter of 2009, adjusting for seasonality. As a result, we are continuing to take incremental actions that strengthen our balance sheet and enhance liquidity. We also benefit from our ability to leverage Apollo’s investment as an equity cure for covenant compliance within our senior credit facility should the weak economic conditions persist.”

Earnings Call

Hexion will host a teleconference to discuss First Quarter 2009 results on Wednesday, May 13, 2009, at 1:00 p.m. Eastern Time.

Interested parties are asked to dial-in approximately 10 minutes before the call begins at the following numbers:

U.S. Participants: 866-202-1971

International Participants: 617-213-8842

Participant Passcode: 59322838

Live Internet access to the call and presentation materials will be available through the Investor Relations section of the Company’s website: www.hexion.com.

A replay of the call will be available for three weeks beginning at 4 p.m. Eastern Time on May 13, 2009. The playback can be accessed by dialing 888-286-8010 (U.S.) and 617-801-6888 (International). The passcode is 96143873. A replay also will be available through the Investor Relations Section of the Company’s website.

Reconciliation of Last Twelve Month Net Loss to Adjusted EBITDA

Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash and certain non-recurring costs. Adjusted EBITDA also includes expected future cost savings and other adjustments permitted in calculating covenant compliance under the indentures governing certain of the Company’s debt instruments and the Company’s senior credit facility. Certain covenants in these agreements (i) require the Company to maintain leverage ratio and (ii) restrict the Company’s ability to take certain actions such as incurring additional debt or making certain acquisitions if the Company is unable to meet a fixed charge coverage ratio. Our senior credit facility requires that the Company’s ratio of senior secured debt to Adjusted EBITDA (measured on a trailing four-quarter basis) not exceed 4.25 to 1.00 as of the last day of each fiscal quarter. Senior secured debt is defined to include borrowings under our senior credit facility and certain other indebtedness secured by liens (not including indebtedness secured by second-priority liens or certain indebtedness of our foreign subsidiaries that are not loan parties to our senior credit facility). The covenant to incur additional indebtedness and the ability to make future acquisitions requires an Adjusted EBITDA to Fixed Charges ratio (measured on a trailing four-quarter basis) of 2.0:1.0. Fixed charges are defined as interest expense excluding the amortization or write-off of deferred financing costs. Failure to comply with these covenants can result in limiting long-term growth prospects by hindering the Company’s ability to incur future indebtedness or grow through acquisitions. The Company believes that including the supplemental adjustments applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors to demonstrate compliance with financial covenants and assess the Company’s future ability to incur additional indebtedness. Adjusted EBITDA and fixed charges are not defined terms under accounting principles generally accepted in the United States of America (US GAAP).

Adjusted EBITDA is not intended to represent any measure of earnings or cash flow in accordance with US GAAP and the Company’s calculation and use of this measure may differ from other companies. These non-GAAP measures should not be used in isolation or as a substitute for measures of performance or liquidity. Adjusted EBITDA should not be considered an alternative to operating income or net loss under US GAAP to evaluate the Company’s results of operations or as an alternative to cash flows as a measure of liquidity. Fixed Charges should not be considered an alternative to interest expense.

(US Dollars in Millions)

March 31, 2009 LTM Period
Reconciliation of Net Loss to Adjusted EBITDA
Net loss	$(1,057)
Income taxes	(25)
Gain on extinguishment of debt	(168)
Interest expense, net	290
Depreciation and amortization expense	195

EBITDA	(765)
Adjustments to EBITDA:
Terminated merger and settlement costs(1)	988
Integration costs(2)	20
Net income attributable to noncontrolling interest	(5)
Non-cash items(3)	30
Unusual items:
Loss on divestiture of assets	5
Business realignments(4)	54
Derivative settlement(5)	37
Other(6)	21

Total unusual items	117

Productivity program savings(7)	150

Adjusted EBITDA	$535

Fixed charges(8)	$227

Ratio of Adjusted EBITDA to Fixed Charges(9)	2.36

(1)

Primarily represents accounting, consulting, tax and legal costs related to the terminated Huntsman merger and related litigation, including the $550 million payment to Huntsman to terminate the merger and settle litigation and the non-cash push-down of settlement costs paid by Apollo of $200 million, net of Apollo’s recovery of $15 million in insurance proceeds related to the $200 million settlement payment.

(2)	Primarily represents redundancy and incremental administrative costs associated with integration programs. Also includes costs to implement a new consolidations and financial reporting system.
(3)

Includes non-cash charges for impairments of property and equipment and intangible assets, impairments of goodwill, accelerated depreciation, stock-based compensation and unrealized foreign exchange and derivative activity.

(4)	Represents plant rationalization and headcount reduction and other costs associated with business realignments.
(5)	Primarily represents derivative settlements on a portion of our cross currency and interest rate swaps.
(6)	Primarily includes pension expense related to formerly owned businesses, business optimization expenses, management fees and realized foreign currency activity.
(7)	Represents pro forma impact of in-process productivity program savings.
(8)	Reflects pro forma interest expense based on interest rates at April 22, 2009 as if our repurchases of our outstanding debt securities had taken place at the beginning of the period.
(9)

We are required to have an Adjusted EBITDA to Fixed Charges ratio of greater than 2.0 to 1.0 to be able to incur additional indebtedness under our indenture for the Second Priority Senior Secured Notes. As of March 31, 2009, the Company was able to satisfy this covenant and incur additional indebtedness under this indenture.

Forward Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, the management of Hexion Specialty Chemicals, Inc. (which may be referred to as “Hexion,” “we,” “us,” “our” or the “Company”) may from time to time make oral forward-looking statements. Forward looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” or similar expressions. Forward-looking statements reflect our current views about future events and are based on currently available financial, economic and competitive data and on our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our markets, services, prices and other factors as discussed in our 2008 Annual Report on Form 10-K, and our other filings, with the Securities and Exchange Commission (SEC). Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: economic factors such as the current credit crises and economic downturn and their related impact on liquidity and an interruption in the supply of or increased pricing of raw materials due to natural disasters; competitive factors such as pricing actions by our competitors that could affect our operating margins; and regulatory factors such as changes in governmental regulations involving our products that lead to environmental and legal matters as described in our 2008 Annual Report on Form 10-K, and our other reports, with the SEC.

About Hexion Specialty Chemicals

Based in Columbus, Ohio, Hexion Specialty Chemicals serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Hexion Specialty Chemicals is controlled by an affiliate of Apollo Management, L.P. Additional information is available at www.hexion.com.

Contacts

Investors:

John Kompa

Director, Investor Relations

Hexion Specialty Chemicals, Inc.

+1 614 225 2223

john.kompa@hexion.com

Media:

Peter F. Loscocco

Vice President, Public Affairs

Hexion Specialty Chemicals, Inc.

+1 614 225 4127

peter.loscocco@hexion.com

(See Attached Financial Statements)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

HEXION SPECIALTY CHEMICALS, INC. (Unaudited)

	Three Months ended March 31,
(In millions)	2009	2008
Net sales	$914	$1,636
Cost of sales	824	1,429

Gross profit	90	207
Selling, general and administrative expense	83	104
Terminated merger and settlement (income) expense, net	(30)	9
Integration costs	—	7
Other operating expense, net	25	4

Operating income	12	83
Interest expense, net	64	78
Gain on extinguishment of debt	(168)	—
Other non-operating (income) expense, net	(4)	6

Income (loss) before income tax, earnings from unconsolidated entities	120	(1)
Income tax expense	3	11

Income (loss) before earnings from unconsolidated entities	117	(12)
Earnings from unconsolidated entities, net of taxes	—	1

Net income (loss)	117	(11)
Net income attributable to noncontrolling interest	(1)	(1)

Net income (loss) attributable to Hexion Specialty Chemicals, Inc.	$116	$(12)

Comprehensive income attributable to Hexion Specialty Chemicals, Inc.	$82	$28

CONDENSED CONSOLIDATED BALANCE SHEETS

HEXION SPECIALTY CHEMICALS, INC. (Unaudited)

(In millions, except share data)	March 31, 2009	December 31, 2008
Assets
Current assets
Cash and cash equivalents (including restricted cash of $13 and $6, respectively)	$121	$127
Short-term investments	4	7
Accounts receivable (net of allowance for doubtful accounts of $23 and $24, respectively)	454	582
Inventories:
Finished and in-process goods	263	328
Raw materials and supplies	111	141
Other current assets	72	84

Total current assets	1,025	1,269

Other assets, net	101	108
Property and equipment
Land	100	98
Buildings	297	307
Machinery and equipment	2,152	2,157

	2,549	2,562
Less accumulated depreciation	(1,137)	(1,101)

	1,412	1,461
Goodwill	167	170
Other intangible assets, net	164	172

Total assets	$2,869	$3,180

Liabilities and Shareholder’s Deficit
Current liabilities
Accounts and drafts payable	$392	$372
Debt payable within one year	110	113
Affiliated debt payable	4	—
Interest payable	52	51
Income taxes payable	38	34
Other current liabilities	231	309

Total current liabilities	827	879

Long-term liabilities
Long-term debt	3,357	3,746
Affiliated long-term debt	100	—
Long-term pension and post employment benefit obligations	253	259
Deferred income taxes	114	122
Other long-term liabilities	126	128
Advance from affiliates	225	225

Total liabilities	5,002	5,359

Commitments and contingencies
Shareholder’s Deficit
Common stock—$0.01 par value; 300,000,000 shares authorized, 170,605,906 issued and 82,556,847 outstanding at March 31, 2009 and December 31, 2008	1	1
Paid-in capital	503	517
Treasury stock, at cost—88,049,059 shares	(296)	(296)
Accumulated other comprehensive (loss) income	(32)	2
Accumulated deficit	(2,326)	(2,442)

Total Hexion Specialty Chemicals, Inc. shareholder’s deficit	(2,150)	(2,218)

Noncontrolling interest	17	39

Total shareholder’s deficit	(2,133)	(2,179)

Total liabilities and shareholder’s deficit	$2,869	$3,180

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

HEXION SPECIALTY CHEMICALS, INC. (Unaudited)

	Three months ended March 31,
(In millions)	2009	2008
Cash flows provided by operating activities
Net income (loss)	$117	$(11)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	44	52
Gain on extinguishment of debt	(168)	—
Pushdown of recovery of expense paid by shareholder	(15)	—
Loss (gain) on disposal of assets, net of tax	3	(5)
Deferred tax (benefit) provision	(3)	10
Other non-cash adjustments	12	8
Net change in assets and liabilities:
Accounts receivable	113	(78)
Inventories	84	(36)
Accounts and drafts payable	(9)	50
Income taxes payable	3	12
Other assets, current and non-current	1	(1)
Other liabilities, current and long-term	(25)	17

Net cash provided by operating activities	157	18

Cash flows used in investing activities
Capital expenditures	(27)	(22)
Capitalized interest	(1)	—
Deferred acquisition costs	—	(1)
Proceeds from matured debt securities	3	—
Change in restricted cash	(7)	—
Proceeds from the sale of assets	1	8

Net cash used in investing activities	(31)	(15)

Cash flows used in financing activities
Net short-term debt repayments	(2)	(2)
Borrowings of long-term debt	40	179
Repayments of long-term debt	(246)	(190)
Net borrowings of affiliated debt	104	—
Deconsolidation of noncontrolling interest in variable interest entity	(24)	—
Payments of dividends on common stock	(9)	(1)

Net cash used in financing activities	(137)	(14)

Effect of exchange rates on cash and cash equivalents	(2)	3
Decrease in cash and cash equivalents	(13)	(8)
Cash and cash equivalents (unrestricted) at beginning of period	121	199

Cash and cash equivalents (unrestricted) at end of period	$108	$191

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